Exhibit 99.



                                                                PR NEWSWIRE

                  NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
                DISTRIBUTION FOR FIRST QUARTER OF FISCAL 2005

        RED BANK, N.J. January 28, 2005 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of 54 cents per unit for the first quarter of fiscal 2005, payable on February 23, 2005 to owners of record on February 11, 2005. The February distribution reflects royalties from sales of natural gas, sulfur and oil made during the last calendar quarter of 2004.

          John R. Van Kirk, Managing Director, reported that this year's distribution was eight cents or 17.4% higher than the distribution for last year's corresponding quarter. The Trust has not yet received any information regarding gas sales and prices for the Oldenburg concession which is the Trust's primary royalty area. The determination of the distribution for this quarter is based solely on the information provided by Deutsche Bank with respect to the transfer of royalties to the Trust and the accumulated royalties already received. Information regarding gas sales and prices and the impact of the exchange rate will be presented at the Annual Meeting of Unit Owners and released to the press at that time. Including the distribution for the first quarter of fiscal 2005, the cumulative distribution for the last four quarters was $1.67 per Trust unit.

          The Annual Meeting of Unit Owners will be held at 1:30 PM on February 9, 2005 at the University Club in New York City. All owners are invited to attend. Please note that the University Club has a dress code that requires business attire to be worn.

          For further information on this release or the upcoming meeting contact John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, at (732) 741-4008 or e-mail at NEORT@AOL.Com.